Exhibit 10.18

WATTS WATER TECHNOLOGIES, INC.

EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective February 8, 2017)

WATTS WATER TECHNOLOGIES, INC.

EXECUTIVE SEVERANCE PLAN

(As Amended and Restated Effective February 8, 2017)

ARTICLE I

PURPOSE

This Watts Water Technologies, Inc. Executive Severance Plan (the “Plan”) provides severance benefits to Eligible Executives upon certain terminations of employment.  The Plan was originally effective June 1, 2014 and was amended and restated effective as of February 8, 2017.

The Plan is intended (1) to be exempt from Code section 409A, and (2) to be a welfare plan which is unfunded and is maintained by an employer for the purpose of providing benefits for a select group of management or “highly compensated employees” within the meaning of Department of Labor Regulation section 2520.104-24.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE II

DEFINED TERMS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

“Cause” shall mean (a) an act constituting a felony; (b) fraud or dishonesty that results in or is likely to result in economic damage to the Company; or (c) willful misconduct in the performance of duties.

“Change in Control” shall mean the consummation of (a) the dissolution or liquidation of the Company, (b) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (c) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (d) the sale of all of the Stock to an unrelated person or entity.  For this purpose, “Stock” means the Class A Common Stock, par value $.10 per share, of the Company. For the purposes of clarity, a conversion of shares of the Company’s Class B Common Stock, par value $.10 per share, into Class A Common Stock shall not be deemed a Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company (or its successor).  The Committee shall be the “named fiduciary” for purposes of ERISA.

“Company” shall mean Watts Water Technologies, Inc.

 “Eligible Executive”  shall have the meaning set forth in Article III.

“ERISA” shall mean the Employee Retirement Income Security Act, as amended.

“Good Reason” shall mean, without an Eligible Executive’s written consent, (a) a reduction of more than ten percent (10%) in the Eligible Executive’s annual base salary and annual bonus target opportunity as in effect immediately prior to the date of the Change in Control; (b) the Eligible Executive’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Eligible Executive is required to perform Eligible Executive’s duties immediately prior to the date of the Change in Control; or (c) a material reduction in the Eligible Executive’s responsibilities, duties or authority as in effect immediately prior to the date of the Change in Control.  In each case, Eligible Executive must provide the Company with notice of the facts giving rise to a claim that “Good Reason” exists within 90 days of the initial existence of such Good Reason event, and the Company shall have a right to remedy such event within 30 days after receipt of Eligible Executive’s notice.  The Eligible Employee must resign within twenty-four months from the occurrence of the event giving rise to Good Reason. It is intended that terminations for Good Reason under the Plan qualify as involuntary terminations under Code section 409A and this definition shall be interpreted consistent with that intent.

“Plan” shall mean this Watts Water Technologies, Inc. Executive Severance Plan, as amended from time to time.

“Protection Period” shall mean the 24-month period beginning on the date of the first instance of a Change in Control.

“Termination of Employment” shall mean an individual’s termination of employment with the Company and all of its subsidiaries and affiliates.

ARTICLE III

ELIGIBILITY

An officer of the Company will be eligible for participation in the Plan and considered an “Eligible Executive” only if, at the time of his Termination of Employment, he has been designated as an Eligible Executive by the Committee.  A listing of such Eligible Executives is contained in Appendix A to the Plan.  The Committee shall revise the listing of Eligible Executives from time to time in its sole discretion.

ARTICLE IV

TERMINATION OUTSIDE PROTECTION PERIOD

If an Eligible Executive’s Termination of Employment does not occur during the Protection Period, this Article IV shall govern the Eligible Executive’s eligibility for Plan benefits.

4.1        Entitlement to Benefits

An Eligible Executive who (a) is involuntarily terminated without Cause and (b) signs and does not revoke a separation agreement within the time period required by law for an effective release of claims, but no more than fifty (50) days following the date of such Termination of Employment, will be entitled to receive Plan benefits under this Article IV.  Such separation agreement shall contain a release of claims against the Company and its affiliates and such restrictive covenants (e.g., non-competition, non-solicitation, and non-disparagement covenants) as the Committee determines appropriate in its sole discretion.

An Eligible Executive will not be eligible for severance benefits under this Article IV if his employment terminates due to his division, location or other business unit being sold.

4.2        Amount of Benefits

An Eligible Executive entitled to benefits under this Article IV shall receive a lump sum payment, net of all applicable tax withholding, within 60 days of his Termination of Employment; provided however, that if the period during which the Eligible Executive may consider and sign the separation agreement would span more than one taxable year, then such payment shall not be made until the later taxable year.  The amount of the lump sum payment shall equal the sum of:

(a)        the monthly premium the Eligible Executive would have to pay for COBRA medical coverage (based on his coverage in effect at Termination of Employment) times 12, and

(b)        the Eligible Executive’s annual base salary on the date of his Termination of Employment.

Notwithstanding the foregoing, if the Eligible Executive is the Chief Executive Officer of the Company at the time of his Termination of Employment, the amount in subsection (b) shall be multiplied by two.

ARTICLE V

TERMINATION DURING PROTECTION PERIOD

If an Eligible Executive’s Termination of Employment occurs during the Protection Period or under the circumstances described in Section 5.4, this Article V shall govern the Eligible Executive’s eligibility for Plan benefits.

5.1       Entitlement to Benefits

An Eligible Executive who is involuntarily terminated without Cause or resigns for Good Reason will be entitled to receive Plan benefits under this Article V, provided such Eligible Executive signs and does not revoke a general release of claims within the time period required by law, but no more than fifty (50) days following the date of such Termination of Employment.

5.2       Amount of Benefits

An Eligible Executive entitled to benefits under this Article V shall receive a lump sum payment, net of all applicable tax withholding, within 60 days of his Termination of Employment; provided however, that if the period during which the Eligible Executive may consider and sign the general release of claims would span more than one taxable year, then such payment shall not be made until the later taxable year.  The amount of the lump sum payment shall equal the sum of:

(a)        the monthly premium the Eligible Executive would have to pay for COBRA medical coverage (based on his coverage in effect at Termination of Employment) times 24, and

(b)        two times the sum of the Eligible Executive’s annual base salary and target annual bonus immediately prior to the commencement of the Protection Period.

5.3       Excise Tax

Notwithstanding anything contained in this Plan to the contrary, if upon or following a Change in Control, the tax imposed by Code section 4999 or any similar or successor tax (the “Excise Tax”) applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by an Eligible Executive under the Plan or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by the Eligible Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Eligible Executive under any of the Company’s incentive plans (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Eligible Executive is greater after giving effect to such reduction than if no such reduction had been made.  If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the Change in Control.  The preceding provisions of this Section 5.3 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Eligible Executive’s rights and entitlements to any benefits or compensation.

All determinations required under this Section shall be made by the Company’s independent auditors at the Company’s expense and in accordance with Code section 280G.

5.4       Termination Before Protection Period

Notwithstanding anything to the contrary in this Plan, an Eligible Executive who is involuntarily terminated without Cause in the six-month period immediately preceding the commencement of the Protection Period will be entitled to receive a benefit under this Section 5.4 equal to the amount described in Section 5.2 less the amount described in Section 4.2 for such Eligible Executive (regardless of whether the amount described in Section 4.2 is actually paid), provided such Eligible Executive signs and does not revoke a general release of claims within the time period required by law, but no more than fifty (50) days following the Change in Control.  The amount payable under this Section 5.4 shall be paid in a lump sum payment, net of all applicable tax withholding, within 60 days of the first instance of a Change in Control; provided however, that if the period during which the Eligible Executive may consider and sign the general release of claims would span more than one taxable year, then such payment shall not be made until the later taxable year.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1       General Administration

The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof.  The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Any such action taken by the Committee shall be final and conclusive on any party.  To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.  The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

6.2       Claims for Benefits

(a)        Filing a Claim.  An Eligible Executive or his authorized representative may file a claim for benefits under the Plan.  Any claim must be in writing and submitted to the Committee at the Company’s corporate headquarters office.  Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)        Denial of Claim.  In the case of the denial of a claim respecting benefits paid or payable with respect to an Eligible Executive, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Committee.  If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)        Reasons for Denial.  A denial or partial denial of a claim will be dated and will clearly set forth:

(i)        the specific reason or reasons for the denial;

(ii)       specific reference to pertinent Plan provisions on which the denial is based;

(iii)      a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)       an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)        Review of Denial.  Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim.  A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it.  If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)        Decision Upon Review.  The Committee will provide a prompt written decision on review.  If the claim is denied on review, the decision shall set forth:

(i)        the specific reason or reasons for the adverse determination;

(ii)       specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)     a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)      a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)        Protection Period Terminations.  If an Eligible Executive files a claim related to a Termination of Employment occurring during the Protection Period, all of the time periods related to the Committee’s decisions described in this Section 6.2 shall be reduced by two-thirds (e.g., from 90 days to 30 days).

(g)        Limitations Period.  Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee.  The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

6.3       Indemnification

To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

ARTICLE VII

TERMINATION AND AMENDMENT OF PLAN

7.1       Termination of Plan

The Company’s Board of Directors may terminate the Plan at any time, without prior notice.  Upon termination of the Plan, except with respect to benefits due resulting from a Termination of Employment prior to such Plan termination, all rights to benefits hereunder, if any, shall cease.  Any separation agreement executed by an Eligible Executive under Section 4.1 shall survive the Plan’s termination.

7.2       Amendment of Plan

The severance benefits provided for in the Plan are not vested benefits.  Accordingly, the Company reserves the right in its sole and absolute discretion, to amend or modify the Plan at any time, in whole or in part, including any or all of the provisions of the Plan, by action of its Board of Directors, without prior notice.

7.3       Protection Period Changes

Notwithstanding anything in the Plan to the contrary, no amendment or termination of the Plan, including deletions to the listing of Eligible Executives, may occur during the Protection Period without the written consent of all Eligible Executives.

7.4       Successors to the Company

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

ARTICLE VIII

MISCELLANEOUS

8.1       Funding

The benefits provided herein shall be funded by the Company’s general assets.  The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to Eligible Executives determined to be entitled to payments hereunder.  No fund or trust is created with respect to the Plan, and no Eligible Executive shall have any security or other interest in the assets of the Company.

8.2       No Contract of Employment

The Plan does not constitute or imply the existence of an employment contract between the Company or any affiliate and any Eligible Executive.  Employment with the Company is “at will.”

8.3       Governing Law

To the extent not governed by federal law, the Plan shall be interpreted under the laws of the State of Delaware notwithstanding any conflict of law principles.

8.4       Severability

In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

8.5       Words and Headings

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

THIS PLAN WAS ORIGINALLY ADOPTED BY THE COMPANY’S BOARD OF DIRECTORS ON MAY 26, 2014 AND AMENDED AND RESTATED IN THE CURRENT FORM ON FEBRUARY 8, 2017.

APPENDIX A

ELIGIBLE EXECUTIVES

(as of February 8, 2017)

Jennifer L. Congdon
Kenneth R. Lepage

Elie Melhem
Munish Nanda
Robert J. Pagano, Jr.

Navalpakkam Ramakrishnan

Todd A. Trapp